Exhibit 99.1
LHC GROUP APPOINTS AMBASSADOR NANCY GOODMAN BRINKER
TO ITS BOARD OF DIRECTORS
Founder of Susan G. Komen Breast Cancer Foundation Brings Years of
Health Care and Public Policy Experience to Louisiana-Based Home Health Care Company
LAFAYETTE, LA, June 5, 2006 — LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, announced today that it has appointed Ambassador Nancy Goodman Brinker to its Board of Directors. Ambassador Brinker will fill the vacancy created by the previously announced resignation of Barr Brown from the Board of Directors, whose resignation will become effective immediately following LHC Group’s Annual Meeting of stockholders on June 13, 2006.
Ambassador Brinker served as American Ambassador to Hungary from September 2001 to June 2003. She is also the founder of the Susan G. Komen Breast Cancer Foundation, named after her only sister, Susan, who died from the disease in 1980. In 1986, President Reagan appointed her to the 18-member National Cancer Advisory Board. In 1992, she was appointed by President George H. W. Bush to the President’s Cancer Panel to monitor the progress of the National Cancer Program. Additionally, she was invited by Vice President Quayle to chair a subcommittee monitoring research, progress and development in the fight against breast cancer.
Keith Myers, President and CEO of LHC Group, said, “We are honored to have Ambassador Brinker as a member of our Board. Her public service speaks volumes of her commitment to helping others, especially in the field of healthcare. Her service on other corporate boards demonstrates her talent and ability in corporate governance. Above all, as a successful entrepreneur and businesswoman in her own right, she understands what it takes to run a profitably growing company.”
Brinker said, “I like LHC Group and its leadership because of the vital services they provide to the elderly and disabled of our society, and the common sense, cost-effective approach of home care, especially considering our aging demographics. Allowing the elderly and disabled of our society the option of receiving the medical care they need in the comfort and privacy of their own homes is less costly to taxpayers, and it’s what they want. It’s the right thing to do. LHC Group’s motto is ‘It’s all about helping people,’ which is how I have tried to live my professional life. I believe that my understanding of business, community service and health care issues will help me contribute not only to LHC Group’s future success, but to its culture as well.”
Brinker founded In Your Corner, Inc., a profitable business venture designed to meet the retail consumer’s need for reliable health and wellness products and information, in 1994. In Your Corner was sold in 1998. Additionally, she has served as a director at Manpower, Inc., US Oncology, Inc., United Rentals, Inc., and the Meditrust Corporation, among others. She also sat on the boards of the New York University Medical School Foundation and the Harvard Center for Cancer Prevention Advisory Board. Currently, Ambassador Brinker is on the board of the Susan G. Komen Breast Cancer Foundation (which she founded), is a member of FasterCures, and serves as a member of the Bush-Clinton Katrina Fund.
In addition, Ambassador Brinker served on the national advisory boards of the Women’s Health Resource Center, Women’s Health Initiative, the National Coalition of Cancer Survivorship and the National Cancer Institute. She is a former board member of such not-for-profit organizations as the National Jewish Coalition Board of Governors and the National Surgical Adjuvant Breast Project.

She is the recipient of numerous awards and titles, including: the 2005 Mary Woodard Lasker Public Service Award in Support of Medical Research and the Health Sciences, the 2006 American Society of Breast Disease 2006 Global Pathfinder Award, the Thomas Jefferson Award for Greatest Public Service by a Private Citizen, the Salomon Smith Barney Extraordinary Achievement Award, the Ladies’ Home Journal’s 100 Most Important Women of the 20th Century, and the Champions of Excellence Award by the Centers for Disease Control. She is the first recipient of the Lifetime Achievement Award presented by the American Society of Breast Surgeons, was named 2005 EVIE Professional of the Year by the Professional and Business Forum, is a member of the Republic of Hungary’s Order of Merit and was awarded the Cino del Duca award by French President Jacques Chirac.
Ambassador Brinker is the author The Race is Run One Step at a Time, and co-author of Woman’s Day 1000 Questions About Women’s Health. She holds a Bachelor’s Degree from the University of Illinois, has done graduate work at Southern Methodist University and was awarded an honorary doctorate by both SMU and Boston University.
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission.
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